Exhibit 99.2

Modular Medical Announces Pricing of $4.68 Million Public Offering

SAN DIEGO, CA/ACCESSWIRE/ December 10, 2025 -- Modular Medical, Inc. (Nasdaq: MODD) (“Modular Medical” or the “Company”), an insulin delivery technology company with the first FDA-cleared patch pump designed specifically to target all adult “almost-pumpers” with its user-friendly and affordable design, today announced that it has priced an underwritten public offering (the “offering”) of 12,173,000 shares of its common stock and accompanying warrants to purchase 6,086,500 shares of its common stock.

Each two shares of common stock are being offered and sold together with one accompanying warrant at a combined offering at a price of $0.77, yielding an effective price of $0.38 per share and $0.01 per warrant. The warrants will have an exercise price of $0.45 per share, are exercisable immediately upon issuance and will expire five years following the date of issuance.

In connection with the offering, Modular Medical has granted the underwriter a 30-day option to purchase up to an additional 15% of common shares and/or warrants at the public offering price, less underwriting discounts and commissions. The over-allotment option may be elected with respect to, at the underwriter’s sole discretion, shares and warrants together, solely shares, solely warrants, or any combination thereof.

Newbridge Securities Corporation is acting as the sole bookrunner for the offering.

Assuming no exercise of the over-allotment option, the gross proceeds to the Company from the offering are expected to be approximately $4.68 million, before deducting underwriting discounts, commissions, and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to fund operations and for working capital and general corporate purposes, including capital expenditures.

The offering is expected to close on or about December 11, 2025, subject to the satisfaction of customary closing conditions.

The securities described above were offered by Modular Medical pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-287313) previously filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2025 and declared effective by the SEC on May 22, 2025. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC. The final prospectus supplement relating to the offering will be filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Newbridge Securities Corporation, Attn: Equity Syndicate Department, 1200 North Federal Highway, Suite 400, Boca Raton, Florida 33432, by email at syndicate@newbridgesecurities.com or by telephone at (877) 447-9625.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Modular Medical

Modular Medical, Inc. (Nasdaq: MODD) is a medical device company that intends to launch the next generation of insulin delivery technology. Using its patented technologies, the Company seeks to eliminate the tradeoff between complexity and efficacy, thereby making top quality insulin delivery both affordable and simple to learn. Its mission is to improve access to the highest standard of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and microfluidics engineer. Prior to founding Modular Medical, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes and invented and designed its t:slim insulin pump. More information is available at https://modular-medical.com.

All trademarks mentioned herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified through the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statements contained in this press release, including the satisfaction of customary closing conditions related to the offering, the expected closing date of the offering and the expected use of proceeds, as well as other risk factors and business considerations described in Modular Medical’s SEC filings, including its annual report on Form 10-K. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent Modular Medical’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. Modular Medical assumes no obligation to update these forward-looking statements, except as required by law.

Contact Information

Jeb Besser

Chief Executive Officer

Modular Medical, Inc.

+1 (617) 399-1741

IR@modular-medical.com